Exhibit 99.B(p)(15)

FIDELITY INTERNATIONAL LIMITED (“FIL”) - BEST EXECUTION POLICY

1. Introduction

The Markets in Financial Instruments Directive (“MiFID”) requires all investment firms when executing orders on behalf of clients to take reasonable steps to obtain the best possible result taking into account the execution factors. Fidelity International Limited and its subsidiaries (“FIL”) has established and implemented a best execution policy setting out the most important and / or relevant factors that it takes into account in complying with the best execution obligation. The purpose of this document is to set out in detail FIL’s execution arrangements and best execution policy.

2. Scope

This policy applies to the Professional Clients of FIL ONLY and to execution of orders in the following Financial Instruments

•                  Equities

•                  Bonds

•                  Money Market Instruments

•                  Exchange Traded Derivatives

•                  Equity & Fixed Income OTC (Over the counter) Derivatives

•                  Forward Foreign Exchange/Non-Deliverable Forward Foreign Exchange

•                  Collective Investment Schemes

FIL may execute its decisions to deal on behalf of its clients under Article 21 (“MiFID”) or may choose to place client orders with one of its approved counterparties to execute on behalf of clients under Article 45 (“MiFID”). FIL will determine the capacity in which it will execute Client Orders on an order by order basis taking into account, the best interests of all clients, the characteristics of the order and prevailing market conditions at the time.

3. Order execution – Our Obligation

When executing Client Orders, FIL will act in the best interests of its clients at all times and will take all reasonable steps to obtain, the best possible result for its clients taking into account the best execution criteria and best execution factors set out below, subject to any instruction given by the client (see section 8).

4. Best execution factors

The best execution factors to be taken into account when executing Client Orders include:-

•                  Price

•                  Costs

•                  Speed

•                  Likelihood of execution

•                  Likelihood of settlement

•                  Size of the trade

•                  Nature of the trade

•                  Any other consideration relevant to the execution of the order.

FIL has assessed the relative ranking of the above best execution factors for each of the Financial Instruments referred to above, and this is detailed in Appendix 1.

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5. Best Execution Criteria

The ranking of these factors may vary from order to order depending on the type of Financial Instrument, the available market information at the time, and taking into account the following best execution criteria:

•                  The characteristics of the Client (including its categorisation)

•                  The characteristics of the Client Order

•                  The characteristics of the Financial Instruments which are the subject of the Client Order

•                  The characteristics of the Execution Venues to which the Client Order can be directed

As Shown in Appendix 1, FIL generally expects price to be the most important execution factor for the majority of Client Orders that it executes. However, there will be trades where price is not the most important factor when executing a trade. For example:

1.               For smaller capitalised equities and less liquid stocks, the likelihood of execution and the provision of liquidity may be more important than price.

2.               When raising cash for client redemptions, the speed and likelihood of execution may be more important.

3.               When executing a large Client Order, the ability to transact the whole of the order at a less favourable price may be more important than only executing a part of the order at the best available price at that time.

4.               In certain markets, the level of price volatility may mean that timeliness of trade execution is the priority.

5.               When executing certain instruments (for example, OTC derivatives) our choice of Execution Venue may be limited, even to the extent that there may be only one venue on which we can execute a Client Order.

6.               When executing a Client Order in OTC derivatives, a reference to the considered fair value will also be considered.

7.               When executing a Program trade, the likelihood of timely confirmation and settlement may warrant more consideration.

6. Execution Venues

The list of the type of Execution Venues on which FIL may execute a Client Order is set out below, but it is not exhaustive. It includes those venues on which FIL places significant reliance in our aim to obtain on a consistent basis the best possible result for the execution of Client Orders.

6.1 Equities

FIL uses the following Execution Venues for a Client Order, with reference to the aforementioned execution factors:-

•                  On Exchange (Regulated Market/ Multilateral Trading Facility) – FIL Traders have Direct Market Access (DMA) and Electronic Algorithms to many Regulated Markets which enables FIL to control client orders from our Order Management System.

•                  Broker Execution – placing the order with a third party with whom FIL has entered into an agreement for the handling of Client Orders. This includes, but is not limited to agency sales trading, Algorithmic trading, capital commitment, etc.

•                  Electronic Crossing Network – crossing the order with a recognised third party crossing network with whom FIL has entered into an agreement for handling Client Orders.

•                  Liquidity Aggregator – FIL will review the usefulness of and access to Systematic Internalisers as more become available.

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•                  Internal Crossing (termed Interfunding in FIL) - crossing a client order on an agency basis with a matching order from another client. These types of orders are crossed internally using FIL’s in-house matching system. From 1st Nov.2007, internal crosses in shares admitted to trading on an EU Regulated Market or Multi-Lateral Trading Facility will be made public and will be printed on the LSE.

6.2 Bonds

FIL uses the following Execution Venues for a Client Order, with reference to the aforementioned Execution Factors:-

•                  Broker Execution – FIL selects dealers based on potential counterparty risk and quality of execution. FIL evaluates the quality of the dealers that it trades with on a regular basis. FIL conducts over-the-counter fixed income trades only with Approved Counterparties that are on Fidelity’s Approved List of Counterparties, except for one-off transactions approved on a limited basis in accordance with Fidelity’s counterparty approval guidelines.

•                  Liquidity Aggregator – FIL employs liquidity aggregators such as TradeWeb, Market Axess and Bloomberg in order to access more efficiently liquidity and execute trades in selected fixed income markets.

•                  On Exchange – FIL accesses liquidity and executes trades for exchange traded instruments via selected broker-dealers.

•                  Internal Crossing (termed Interfunding in FIL) - Where allowed and where appropriate, FIL may cross matching orders on an agency basis between funds. The interfund process is governed by FIL’s Interfund Policy.

6.3 Money Market Instruments

FIL uses the following Execution Venues for a Client Order, with reference to the aforementioned execution factors:-

•                  Broker Execution – FIL selects dealers based on potential counterparty risk and quality of execution. FIL evaluates the quality of the dealers that it trades with on a regular basis. FIL conducts over the counter fixed income trades only with Approved Counterparties that are on Fidelity’s Approved List of Counterparties, except for one-off transactions approved on a limited basis in accordance with Fidelity’s counterparty approval guidelines.

•                  Liquidity Aggregator – FIL employs liquidity aggregators such as TradeWeb, Market Axess and Bloomberg in order to access more efficiently liquidity and execute trades in selected fixed income markets.

•                  Internal Crossing (termed Interfunding in FIL) - Where allowed and where appropriate, FIL may cross matching orders on an agency basis between funds. The interfund process is governed by FIL’s Interfund Policy.

6.4 Exchange Traded Derivatives

FIL uses the following Execution Venues for a Client Order, with reference to the aforementioned Execution Factors:-

•                  Broker Execution – FIL accesses liquidity and executes trades for exchange traded derivatives instruments via selected broker-dealers with whom FIL has entered into an agreement for handling Client Orders.

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•                  On Exchange – FIL accesses liquidity and executes trades for exchange traded derivatives via selected broker-dealers with whom FIL has entered into an agreement for handling Client Orders. FIL also has direct access to some listed futures markets.

6.5 OTC Derivatives

FIL uses the following Execution Venues for a Client Order, with reference to the aforementioned Execution Factors:-

•                  Broker Execution – FIL accesses liquidity and executes trades for OTC traded derivatives instruments via selected broker-dealers with whom we have entered into an agreement for handling Client Orders. FIL conducts over-the-counter fixed income trades only with Approved Counterparties that are on Fidelity’s Approved List of Counterparties, except for one-off transactions approved on a limited basis in accordance with Fidelity’s counterparty approval guidelines.

6.6 Forward Foreign Exchange/ Non Deliverable Forwards

FIL uses the following Execution Venues for a Client Order, with reference to the aforementioned Execution Factors:-

•                  Broker – placing the order with a third party with whom we have entered into an agreement for handling Client Orders. Competing quotes from more than one third party would be sought.

6.7 Collective Investment Schemes

FIL uses the following Execution Venues for a Client Order, with reference to the aforementioned execution factors:-

•                  Placing the order with a third party for execution, usually the scheme operator.

FIL is required to notify its clients of any material changes which may affect its ability to continue to obtain the best possible result for its clients (which includes a significant change to the Execution Venues that it uses under this policy). Therefore, as the detailed list of the Execution Venues may change from time to time as well as some of its execution arrangements, FIL will notify its Clients of any material changes to its execution arrangements and policy in a timely manner.

7. Execution Venue Selection

Subject to any specific client instructions (see section 8 below), the selection of an Execution Venue for the execution of an order will be based solely upon the Execution Criteria and Execution Factors referred to above.

However, the decision to use any of the venues set out in section 6 may also be influenced by other additional criteria, although this is always conditional upon obtaining the best possible result for our clients. These additional criteria include :-

•                  Portfolio impact

•                  Market Depth

•                  Characteristics of the market(s)in which the security may be traded

•                  Counterparty integrity

•                  Risk characteristics of the instrument to be traded

•                  Existence of appropriate documentation and credit limits

•                  Access to liquidity

•                  Capital utilisation

•                  Financial responsibility/counterparty credit statistics

•                  Counterparty responsiveness to inquiries/issues

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•                  Confidentiality/minimal potential for information leakage

Notwithstanding the above, FIL reserves the right to execute a Client Order using a method or venue other than the methods or venues that it has indicated, when FIL considers this to be in the best interests of the Clients. In such cases, FIL will endeavour to execute based on the same best execution principles.

8. Client Instructions

Where a client gives a specific instruction for the execution of a Client Order (for example on transition or redemption, or where the client instructs FIL to direct commission to certain brokers) then the order may be executed in accordance with those instructions. In such circumstances, FIL will make the client aware that providing that instruction may prevent FIL from taking some of the aforementioned steps to obtain the best possible result for the execution of that Client Order (to the extent of the instructions). FIL will be treated as having satisfied its best execution obligation in respect of the part or aspect of the order to which the instructions relate.

9. Order Handling

FIL is required to execute Client Orders in an expeditious and fair manner for all clients.

Client orders may be aggregated with other Client Orders, if:

•                  The characteristics of the Client Order make them suitable for aggregation; and

•                  If in FIL’s opinion it is unlikely that the aggregation of Client Orders will work overall to the disadvantage of any client whose order is to be aggregated;

•                  and FIL complies with its Allocation Policy

10. Monitoring

FIL will review this best execution policy at least annually and whenever a material change occurs that affects its ability to continue to obtain the best results for FIL clients. Any material changes will be notified to clients.

FIL will monitor the effectiveness of its best execution policy and execution arrangements to identify, and where appropriate correct any deficiencies. This will include an assessment of whether the Execution Venue included in this policy continues to provide the best possible result for FIL’s clients.

FIL will use the following methodologies to review the effectiveness of FIL best execution arrangements:-

Equities

FIL will monitor its execution results using a variety of tools including periodic transaction cost analysis (TCA) provided by a recognized third party provider.

Bonds

Where applicable, stored competitive quotes will be compared on a periodic basis for a sample of trades to evaluate the effectiveness of execution.

Money Markets

Where available, stored competitive quotes will be compared on a periodic basis for a sample of trades to evaluate effectiveness of execution. Where alternative quotes are not available, best execution will be monitored by reference to current market testing on a sample basis.

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Exchange Traded Derivatives

By regular review using a market data source.

OTC Derivatives

The assessment of reasonable fair value given prevailing market conditions will be made at the point at which the trading decision is made. It will always be part of the negotiation of the Client Order.

Forward Foreign Exchange /NDF

Stored alternative quotes will be compared on a periodic and sample basis to establish effectiveness of execution.

Collective Investment Schemes

By regular review using a market data source, and monitoring on a sample basis to ensure that the correct NAV was obtained.

The monitoring of the effectiveness of FIL’s Best Execution Policy and arrangements will be reviewed on a periodic basis via the review meeting of the Traders, CIO, COO and Compliance.

Where an Execution Venue or Counterparty has failed to consistently deliver the best possible results for our clients, then the review meeting will determine what the appropriate remedial action should be.

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11. Definitions

Client Orders – an instruction to buy or sell a Financial Instrument, including orders initiated by FIL as a discretionary investment manager.

Derivatives – options, futures, financial contracts for difference and swaps on underlying equity, bond or money market instrument, forward rate agreements and other derivative contracts related to securities, currencies, interest rates or yields, indices or commodities.

Execution Factors – as listed in section 4

Execution Criteria – as listed in section 5

Execution Venue – as listed in section 6

FIL – Fidelity International Limited and its subsidiaries

Financial Instruments – as listed in section 2

MiFID – the directive 2004/39/EC Markets in Financial Instruments

Professional Clients – as per Annex II of MiFID

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Contents

1.	Code of Ethics for Personal Investing
2.	Policy on Inside Information
3.	Local Rules and Obligations
4.	How we enforce the Code
Inside back cover - key Concepts

Important note

How the Code of Ethics (which we are required to provide you with) applies to you will depend upon what category of employee you are. Most employees simply have to follow those rules which apply to all employees, also known as Core Employees.

However, depending upon your role you can be categorised as a Fund-Access Person. If you fall into this category you must follow those further rules which are clearly marked in the Code.

Fund-Access Persons

This includes persons with access to confidential fund information and/or with the power to influence the conduct of a fund including those in and working with employees of investment management systems and operations; pricing and fund administration; oversight; fund managers, research analysts, traders and any others involved in handling or directing trades in the funds.

Please note that you can also be placed within a specific category by designation of the Ethics Office.

Throughout the Code there are references to web-based fact sheets where you can get more detail. These fact sheets are available on the online code of ethics system.

A Guide to Preclearance.
A Guide to the 60 day gain rule.
Approved Mutual Funds.
Code of Ethics Forms.
Compliance contacts.
Covered Person – when the Code applies to you or someone other than you.
Disclosing accounts holding Non-Covered Securities.
Frequently Asked Questions.
Permissible Indices.
Sanction and Appeals Process.
Special Approvals – when you may be able to get relief from the Code.
Treatment of options under the 60 day gain rule.

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Key Principles

1.	You should always conduct your personal affairs in a manner that does not conflict or even appear to conflict with the obligations we owe our clients.

2.	The Code applies both to you and those close to you and in whose financial affairs you may have an interest.

3.	You are expected to abide by the spirit as well as the letter of the Code.

4.	You should never use information obtained in your role at FIL for personal gain or pass it on to someone who may so use it.

5.	You should never disclose or abuse confidential information as this could affect the interests of our clients.

6.	You do not trade when in possession of sensitive fund information or inside information (for the same reason as above).

7.	You must deal though a broker which provides duplicate reporting to FIL.

8.	If you are a Fund-Access person you must obtain preclearance if necessary before placing an order.

9.	You complete all the necessary forms accurately and on time.

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1      Code of Ethics for Personal Investing

RULES FOR ALL EMPLOYEES

The Code has rules about owning and trading securities for personal benefit. Some of the rules apply both to you and anyone who is a covered person (see Key Concepts).

As a FIL employee you must not place your personal interest ahead of the interests of our clients, including the investors in our funds. You must therefore never take advantage of your relationship to the funds or FIL to benefit yourself or another party.

Because no set of rules can cover every situation it is critical that you follow the Key Principles and abide by the spirit as well as the letter of the Code. Any activity that compromises our integrity can harm FIL’s reputation and may be reviewed by the Ethics Office and action taken.

REQUIREMENTS

Acknowledging the rules

Within 10 days of starting at FIL and every year after you must confirm that:

•      You understand and will follow the rules that apply to you;

•      You authorise FIL to obtain and monitor data regarding your transactions covered by the Code;

•      You will follow any new or existing rules that apply to you in the future.

As well as the Code you must follow any securities laws to which you are subject.

Reporting violations

If you become aware that you or someone else has broken the Code, you must promptly report this to the Ethics Office.

Disclosing accounts and holdings

The Code covers accounts and holdings in your name and also those of any other covered person.

You must disclose all covered accounts to FIL within 10 days of starting and thereafter as requested.

You will also need to disclose any holdings in FIL funds held in an account outside FIL.

An Annual Acknowledgement will collect this information each year.

You must arrange for duplicate reports of trades and account statements to be provided by your broker.

Covered Person – when the Code applies to you or someone other than you.

Code of Ethics Forms.

KEY CONCEPTS

Some terms have specific meanings in the Code – these are set out in Key Concepts inside the back cover. In the text they appear in blue.

FIDUCIARY DUTY

Your responsibility to place FIL clients first is a fiduciary duty you must observe. This means never placing your personal interests ahead of those of any FIL fund.

DISCLOSURE

Core Employees must complete an Annual Acknowledgement.

Fund-Access Persons must complete an Annual Acknowledgement and a Quarterly Transaction Verification.

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PROHIBITIONS

Selling short

In any account, the short position in a particular covered security may not be greater than the shares of that security held in that account.

Trading restricted securities

You and any other covered person may not trade a restricted security. If you have been told specifically not to trade a security, then you must not trade it until the restriction is lifted.

Short Term Trading in FIL Funds

Trading in and out of a FIL fund within a 30-day period is prohibited. If the fund prospectus places a stricter obligation then this stricter rule will apply. Breaches will mean you have to surrender any profit and other sanctions may apply. This prohibition also applies to FIL funds held in your FIL pension account.

Participating in an IPO

You and any other covered person are not allowed to participate in an initial public offering of securities (IPO). The rule applies to equity and corporate debt securities, free stock offers through the Internet and lotteries for allotments of shares in an IPO.

There are exceptions that can be made for certain circumstances (see below) and you will need approval from your local Ethics Office. You may not participate without such approval.

Use of derivatives, structured instruments and spread betting

If something is prohibited under the Code, or by the preclearance system, it is also prohibited to attempt to accomplish the same thing through the use of derivatives (including options, futures etc.), structured products and spread betting.

Trading an account you do not own

You may not have an authority to trade, place or direct trades of covered securities in an account not owned by you which is not a covered account. With prior approval from your Ethics Office, you can have authority over a non-covered account owned by a member of your family, but this may be subject to restrictions that will be advised at the time. Until such approval is received you must not trade, direct or place deals on the account.

Investment clubs

No covered person may participate in or advise an investment club or similar arrangement.

Hedge Funds

You may not invest in a hedge fund.

Excessive Trading

This is strongly discouraged. In general, anyone placing more than 25 trades a quarter in covered securities (other than open-ended funds) should expect additional scrutiny of their trades. We monitor trading activity and may require you to limit the number of trades.

Serving as a director/trustee

Unless you have prior approval from the Ethics Office, you may not serve as a director or trustee of a publically traded company or a non-FIL private company that has or may issue shares. The request must go to your manager and local Ethics Office and approval will be dependent on there being no conflict between the role and the interests of our clients and funds.

SHORT STRATEGIES

Short strategies involving options, futures, ETFs and structured notes based on the Permissible Indices or non-covered securities are permitted.

IPO EXCEPTIONS

You may be able to obtain approval if:

•                  You or any other covered person have been offered shares as you already have equity in the company;

•                  You or any other covered person are a policyholder or depositor of a mutual company that is demutualising;

•                  Your spouse has been offered the shares as an employee.

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Additional rules for Fund-Access Persons only

REQUIREMENTS

Preclearance

The preclearance process is designed to reduce the possibility of conflicts between your trades and the funds.

The rules of preclearance

•                  You and any covered person must clear in advance all orders to buy or sell a covered security.

•                  Preclearance is valid only for the day given and may not be carried over (placing good-until-cancelled orders is not permitted).

•                  If your order is not completed by end of day, any uncompleted part must be cancelled to avoid a violation.

Your commitment

In seeking preclearance you are giving your word that:

•                  You do not have any inside information (see Policy);

•                  You are not using knowledge of actual or potential fund trades;

•                  You believe that the trade is available to all investors on the same terms;

•                  You will provide any information regarding the trade requested by your Ethics Office.

Securities which are excused preclearance

•                  Shares of FIL funds and FMR funds.

•                  Shares of Approved Funds.

•                  Government securities and securities issued by government agencies which have a remaining maturity of one year or less.

•                  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India.

•                  Options and Futures on Permissible Indices.

•                  Structured products and ETFs based on Permissible Indices or non-covered securities.

•                  Securities transferred as a gift.

•                  Automatic dividend reinvestments.

•                  Rights’ subscriptions.

•                  Exchange traded currency derivatives.

•                  Routine automatic investment plan investments or withdrawals.

  A Guide to Preclearance.

Disclosing securities accounts, holdings and transactions in covered securities

You must disclose:

•                  All covered accounts;

•                  Any other type of securities account under the name or control of a covered person, including accounts holding non-covered securities (such as shares of mutual funds, commodities or other investment products managed by another company);

•                  Any holding of covered securities held in or outside a covered account (including covered securities purchased through an automatic investment plan).

  Disclosing accounts holding non-covered securities.

An exception to this rule will apply to accounts held with FIL and FundsNetworkTM (where you just have to disclose the account). For covered accounts holding shares in FMR funds you must also disclose the holdings in such funds.

You must disclose transactions in covered accounts that include covered securities and so you must arrange for duplicate reports of trades and account statements to be provided. An exception to this rule will apply to accounts held with FIL and FundsNetworkTM.

If you trade through an automatic investment plan you should report such transactions on your Quarterly Trade Verification (QTV) form. If you give or receive covered securities other than through trading (e.g. via a gift or inheritance) you should also include these on the QTV.

You must complete a QTV of transactions in covered securities each quarter as directed and within the time limit set out. Information must be current as of a date no more than 45 days prior to the date you became an access person (with respect to the initial report) and no more than 45 days prior to the date of each annual report.

Affirmative Duty

If you have material information on an investment in which the funds might be interested you must inform the relevant investment professionals before acting upon it for your own account. Any personal holding by a covered person in a covered security should be disclosed if you are advising someone making an investment decision on that security.

PRECLEARANCE

Preclearance is available during market hours of the relevant security (except for a period of time after market opening to allow for the placement of fund orders).

EXCEPTIONS TO PRECLEARANCE

You may be able to obtain prior approval from your local Ethics Office to trade without preclearance if:

•             The covered account is managed by a professional third party who has discretionary trading authority;

•             Repeated rejection of preclearance is causing significant hardship;

•             Trade will not be executed on same day of instruction.

CORPORATE ACTIONS

Corporate Actions may require special approval, please contact your local Ethics Office before participating.

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PROHIBITIONS

Profiting from fund knowledge

You may not use your knowledge of trades or holdings in FIL funds or FMR funds for personal benefit.

Surrendering 60 day gains

You may not enter into an opposite transaction of a covered security within 60 days of the previous transaction. The basic rule for identifying which shares you have sold or repurchased is what is sometimes referred to as “LIFO”, which stands for “Last In First Out”. In other words, you are treated as having sold first the shares you aquired most recently or having repurchased the shares you have sold most recently.

If you do enter into such a transaction you may be sanctioned and any gain resulting (or loss avoided) may be forfeit. Gains will be calculated based on the earliest transaction within the 60 day period.

This rule does not apply to transactions in:

•      Shares of FIL funds and FMR funds (but see Short Term Trading in FIL Funds rule);

•      Shares of Approved Funds;

•      Options and Futures on Permissible Indices;

•      Structured products and ETF’s based on Permissible Indices or non-covered securities;

•      Exchange traded currency derivaties;

•      An automatic investment plan;

•      Government securities and securities issued by government agencies which have a remaining maturity of one year or less;

•      Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India.

A further exception is available with the prior approval of your local Ethics Office if this rule would prevent you realising a tax loss on the proposed trade. Approval will take into account fund trading and other preclearance tests and no more than three may be given in any calendar year.

A guide to the 60 day gain rule.
Treatment of options under the 60 day gain rule.

Influencing a fund to benefit yourself or others

You must not influence the conduct of a FIL fund for the benefit of anyone other than such shareholders and clients (for example by causing it to trade so as to improve the value of a stock you or a friend holds).

Trading within 7 Days of a fund

If you are responsible for managing or directing trades on a FIL fund you and any covered person may not trade a covered security before or after seven days of that fund trading the same, or similar, security.

If within seven days after a personal trade you wish to trade the same security for the fund, you must do so if in the best interests of the fund. The circumstances will be reviewed and you may be required to provide an explanation.

Trading after a research note

You may not trade a covered security of an issuer until two full business days have passed since the last FIL or FMR research note on that issuer. (This rule is tested during preclearance.)

Buying securities in broker-dealers

No covered person may buy the securities of a broker- dealer or its parent company if they have been restricted by FIL. (This rule is tested during preclearance.)

Private Securities

You and any covered person must get prior approval from your local Ethics Office before investing in any private placement or other private securities not issued by FIL.

A WORD OF CAUTION

If you use covered securities as security for a loan (including margin accounts) there is no guarantee that you will receive preclearance or any other required permission to trade when you want to liquidate a holding to meet a call.

Also note that the 60 day rule applies to liquidations as do the insider trading rules. Failure to make a call could place you in default.

You should consider these constraints before setting up such arrangements.

STRUCTURED PRODUCTS ISSUED AS PRIVATE SECURITIES

Investment in structed products based on Permissible Indices or non-covered securities and issued through private placement does not require prior approval from the Ethics Office.

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2      Policy on Inside Information

The purpose of these rules is to ensure compliance with securities laws by prohibiting anyone from trading any security while in possession of material, non-public information about that security or its issuer. They also explain how to handle any information you do get to protect you, FIL and to prevent unauthorised use or dissemination.

REQUIREMENTS

Advise Legal/Compliance immediately if you acquire inside information

If this happens as part of your job or otherwise, you must immediately advise the relevant Legal or Compliance contact and no one else (not even your manager).

The Legal or Compliance contact will (using an attorney where appropriate):

•                  Advise you if the material is inside information; and

•                  Advise you of what steps to take.

You must not:

•                  Disclose the inside information or the fact you have it to anyone other than the Legal or Compliance contact and designated attorney even if you believe such disclosure is harmless;

•                  Trade or cause anyone else to trade in the security about which you have inside information (whether for a fund, account or in a personal capacity) regardless of whether or not you might have a financial interest in the trade.

You must:

•                  Co-operate fully with the Legal or Compliance contact, Ethics Office and attorney including signing any confidentiality agreements;

•                  Retain any documentation relating to the information until you are advised by the attorney it may be discarded.

  Compliance contacts.

INSIDE INFORMATION

This is any information about the issuer of a security, or the security itself that is both material and non-public.

You must consider information to be material if:

It is reasonable to expect the price of the security (or a correlated security) would change if the information were public; or there is a substantial likelihood that a reasonable investor would consider the information important in making investment decisions.

You should consider information to be nonpublic if it is not generally available to the public in a widely used medium, such as a press release.

ALWAYS CHECK before acting on or sharing any information that may potentially be inside information.

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Safeguarding inside and other sensitive information

You are responsible for safeguarding inside and other sensitive information from unauthorised disclosure. Appropriate precautions should be part of your daily awareness and workplace routines including:

•                  Never discussing inside or other sensitive information in public places;

•                  Storing sensitive documents in a secure place;

•                  Not leaving sensitive documents in copiers or meeting rooms or in view on your desk unless access to the desk is controlled;

•                  Using passwords to protect information stored on computer and changing them regularly;

•                  Disposing of sensitive documents using secure means such as shredders or designated waste bins (see also: http://infosecurity.fmr.com/spi/).

The importance of Internal Information Barriers

Just as it is essential that individual employees handle any inside information responsibly, it is essential to FIL’s efficient functioning that certain areas are not compromised by having inside information. This is achieved by a system of internal information barriers of which these procedures form an essential part.

Following these rules not only protects you, but is also essential to maintaining FIL’s integrity and reputation.

The Code and Securities Laws

Trading on or sharing inside information is a serious violation not just of this Code but of the law – in some territories (including the United States) the criminal law. FIL will be vigilant in its enforcement efforts and employees who breach these rules will be subject to disciplinary action, potentially including dismissal. This would be in addition to any sanction handed out by local regulators or courts. There are detailed policies and procedures for the handling of inside information applicable to each region in which Fidelity operates. For more information, contact your local legal and compliance representative.

Inside Information and the Workplace

There are a number of ways employees might come across inside information – for example:

•                  By hearing it from personal sources such as a spouse or friend working at a public company to overhearing a conversation in a lift or bar;

•                  Because of your work, a broker or public company may knowingly or unwittingly pass on inside information in a business conversation;

•                  You may be involved in negotiations for a contract or joint venture between FIL and a public company the substance of which, the existance of which, could be price sensitive or constitute inside information;

•                  From a customer when trading on their account;

•                  A securities issuer may want to seek FIL’s views on a proposed corporate action or change of CEO.

It is quite easy to come into possession of inside information, but far more difficult to get rid of it. Avoidance is the best defence, but if you do receive inside information you must follow FIL’s procedures.

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3      Local rules and obligations

FRANCE

Fidelity Investissements SAS (FISAS) and Fidelity Gestion (FIGEST)

This section applies only in France to employees and directors of FISAS and FIGEST and covered persons of the above but only when the employee or director is placing the trade on their behalf or when the employee shares a joint account with the covered person.

Employees are reminded that in the event your broker refuses to send duplicate reports directly to Fidelity, it is your responsibility to provide Fidelity with the duplicate reports.

Failure to follow the rules set out in the Code of Ethics may result in disciplinary action under the Company’s Règlement Intérieur (RI) and other sanctions provided by French Laws and Regulations.

In accordance with the French Labour Code, not all of the Code of Ethics will apply to employees subject to the RI, but you should note that compliance with the RI and other operational and compliance rules will be taken into account when assessing performance. Serious breaches may also result in the activation of the firm’s disciplinary procedure.

We may amend the Code of Ethics. Amendments will be presented to the employees’ representative prior to the release of the new code.

We are committed to observing principles of data privacy. As data regarding personal transactions may need to be communicated within the Fidelity group from time to time, agreements have been entered into which are designed to ensure proper and responsible handling of such data. Further details regarding your personal data may be obtained from your local Compliance contact.

Employees of FISAS or FIGEST must comply with French Laws and Regulations and with the RI. More specifically, as the case may be, employees are subject to:

•                  Article L 533-4 and L 465-1 of the Monetary and Financial Code;

•                  Article 313-9 to 12 of the General Regulation of the AMF and its impending instruction.

Please note that the Company’s RI covers matters not referred to in this Code of Ethics. You must nevertheless follow them to be in compliance with French Laws and Regulations. Breach of these other requirements may be subject to disciplinary action under the French employee handbook.

9

4      How we enforce the code

The Ethics Office

The Ethics Office regularly reviews the forms and reports it receives. If you are asked to provide further information or justifications it is in your interest to do so promptly, completely and accurately.

Special Approvals

In cases where you believe that you may qualify for an exception referred to in the Code you must seek prior approval from the Ethics Office. Similarly you must apply if you believe that an exception is justified because of your particular circumstances.

When granted, special approvals may have conditions attached and may be for a limited period. They will in any event be subject to review and may be withdrawn.

Special Approvals – when you may be able to get relief from the Code.

Violations

If it is determined that you or any other covered person has broken the Code, FIL has a variety of sanctions available to it which may take the form of one or any combination of the following:

•                  A warning on your personal record;

•                  A fine or other financial penalty;

•                  A limitation or ban on personal trading for a period;

•                  Dismissal from employment;

•                  Referral to civil or criminal authorities.

Before any sanction is applied, you will be provided with an opportunity to explain your conduct and make a representation. You will be advised before making your representation of the potential sanction that might be applied to the violation.

Serious cases and those involving senior executives may be considered by the FIL Ethics Oversight Group formed of representatives from the business, support and oversight areas.

We may take into account any relevant past conduct of the employee, such as prior breaches, as well as if the violation has been reported at the employee’s own initiative.

We will strive to be fair and consistent both in terms of the particular circumstances of the case and FIL’s overall policy on discipline.

FIL’s interpretation of the requirements of the Code will take into account all relevant material and will be regarded as final.

Appeals

If you believe that a request for a special approval has been incorrectly denied or inappropriate sanction applied to you there is an appeal process.

You should provide the Ethics Office within 30 days of the decision an explanation for your seeking a review, including any factors which may not have previously been considered.

You may seek a personal meeting on the matter and bring a personal representative.

In cases of a very serious sanction, any appeal will be handled in accordance with local employment procedures.

Sanction and Appeals Process.

10

Key Concepts

Approved Funds

Regulated non-FIL mutual funds in Approved Jurisdictions provided that:

•                  shares may be redeemed on demand;

•                  the net asset value (NAV) of the fund is calculated on a daily basis;

•                  shares are issued and redeemed on a “forward pricing basis” at the NAV next determined after the buy or sell order;

or any other fund approved by the FIL Ethics Office.

  Approved Mutual Funds

Approved Jurisdictions

Those where FIL or FMR have fund management operations as well as all member Countries of the European Union – see COE web site for listing.

Automatic Investment Plan

A program in which regular purchases (or withdrawals) are made automatically according to a set schedule and allocation, including monthly savings plans.

Covered Account

Includes any account which does or is intended to hold covered securities (including FIL and FMR Funds) and which belongs to one or more of the following:

•                  A covered person;

•                  A company where a covered person is a controlling shareholder or directs its investment decisions;

•                  A trust where you are:

(i)             A beneficiary and make investment decisions; or

(ii)          A trustee and you either might benefit from the trust or an immediate family member is a beneficiary; or

(iii)       A settler where you can revoke the trust and where you make investment decisions;

•                  Any undertaking in which you have the opportunity to profit from a security transaction.

As well as brokerage accounts, covered accounts include accounts with shares of FIL funds and FMR funds such as accounts held at FIL or FundsNetworkTM. These must include wrap accounts (PEP, ISA, PEA, SIPP, unit-linked life policies and investment bonds, etc.) but not your FIL pension scheme account. [Please note that with prior written approval from the Ethics Office an account may be excluded from this if you have no investment influence, such as a blind trust].

Covered Person

This includes:

•                  You and your spouse/domestic partner who shares your household;

•                  Any immediate family member who shares your household and is under 18 or financially supported by you (immediate family member includes children, stepchildren, grandchildren, parents, stepparents and grandparents, siblings, and parents- children- and siblings in law);

•                  Anyone else advised to you by the Ethics Office.

  Covered Person – when the Code applies to you or someone other than you.

11

Covered Security

Includes:

•      Shares (public and private companies);

•      Government securities;

•      Corporate and municipal bonds;

•      Convertible bonds;

•      Shares of FIL funds and FMR Funds unless excluded below;

•      Shares of open-ended funds that are non-FIL funds unless an Approved Fund;

•      Shares in Exchange Traded Funds;

•      Shares in closed-end funds;

•      Options on securities and securities indices;

•      Single stock futures;

•                  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India;

•      Exchange traded currency derivatives;

•      Any other security not specifically excluded.

But excludes:

•                  Shares of Approved Funds;

•                  Shares of money market funds (including where they are FIL funds and FMR funds);

•                  US Treasury securities;

•                  Obligations of US Government agencies with remaining maturities of one year or less;

•                  Money market instruments;

•                  Currencies and derivatives thereof (unless they are traded on an exchange);

•                  Commodities and options and futures on commodities that are traded on a commodities exchange;

•                  Shares or other securities in FIL or its affilliates.

FIL

Fidelity International Limited and its subsidiaries.

FIL fund

Any fund, account or asset pool advised or sub-advised by FIL or an affiliate (other than an FMR fund).

FMR

FMR LLC and its subsidiaries.

FMR fund

Any fund, account or asset pool advised or sub-advised by FMR or an affiliate (other than a FIL fund).

FundsNetworkTM

All FundsNetworkTM platforms operated by Fidelity International Limited.

Hedge fund

Hedge fund investments are not permitted. Please contact your local Ethics Office for advice if you want to confirm whether a fund is a hedge fund or not.

Non-FIL fund

Any open-ended fund that is not a FIL fund or an FMR fund.

Permissible Indices

Any official index which has a minimum of 30 components with no one component representing more than 25% of the index at the time of purchase. A list is maintained on the website.

Permissible Indices.

12

COE/PW/0507

Fidelity International

European Policy

on

Price Sensitive Information

                     November 2007

CONTENTS

1.	INTRODUCTION

2.	DEFINITIONS

2.1	Price Sensitive Information (“PSI”)
2.2	Other definitions

3.	POLICIES

4.	PROCEDURES

4.1	Corporate Finance Group

4.1.1	Corporate Finance Group responsibilities
4.1.2	Risk Shells, Restricted Security List and other records

4.2	European Investment Group

4.3	London Dealing Desk

4.3.1	US portfolio managers
4.3.2	Existing orders
4.3.3	Primary offerings vs. secondary trading information
4.3.4	Interfunding
4.3.5	In-specie Transfers

4.4	Fixed Income

4.5	Real Estate Group

4.6	Treatment of staff who join FIL already in receipt of PSI

4.7	Senior Management Group

APPENDICES

A	Contacts: name and telephone numbers for relevant groups(1)
B	Overview of UK Market Abuse and Insider Dealing regime
C	Working Scenarios
D	PM notification memorandum
E	FMR UK and PYR - UK PSI Policy and Procedures (to be attached when finalised).

(1)   as amended from time to time.

1.             INTRODUCTION

This document (or this “Policy”) summarises the policies that apply and the procedures that must be followed to ensure that the European offices of Fidelity International group (“FIL”) adheres to both the spirit as well as the substance of applicable laws in relation to insider dealing and market abuse in the UK (the “Insider Dealing and Market Abuse regime”) as they relate to the treatment of “PSI” or “price sensitive information”.

This Policy applies to FIL’ s client investment activities only and all trading through the London Dealing Desk on behalf of those clients, including trading initiated by the European Investment Group and it does not apply to FIL’ s corporate portfolio nor to the Corporate Portfolio Group(2).

The Policy does not apply to trading initiated from FIL’s premises in London by Exempt Offshore Fund Managers, who are subject to other policies and procedures applied by FIL’s non-UK and non-EEA affiliates. Further information and guidance is available from the London Investments Legal Team and/or London Investment Compliance (see Appendix A for contacts).

Also the Policy does not apply to the Venture Capital Groups which are subject to their own price sensitive information policies and procedures or to employees of FIL and its subsidiaries operating from its offices in the Asia Pacific and Japan, which persons are required to follow FIL’s “Insider Trading Policy – Asia Pacific” and “Insider Trading Policy – Japan”.

This Policy does apply to trading through the London Dealing Desk on behalf of clients by UK affiliates of FIL, including FMR UK and PYR – UK (but no other FMR or Pyramis companies). This Policy is consistent with the policies of FMR UK and PYR - UK, a copy of which (when finalised) will be attached as Appendix E.

Therefore, this Policy applies to all European based investment professionals involved with FIL’s client investment activities, the European Investment Group and all securities dealt by the London Dealing Desk on behalf of clients.

Given the complexities of the UK Insider Dealing and Market Abuse regime, a summary of applicable rules is included in Appendix B. Further information and guidance is available from the London Investments Legal Team and/or London Investment Compliance contacts.

The policies and procedures in relation to the treatment of “PSI” are based on the prohibitions contained in:

(2)   it should be noted that member of the Corporate Portfolio Group may partake, as observers, in certain investment meetings within FIL.

•                  Financial Services and Markets Act 2000 (“FSMA”), as amplified by the FSA Code of Market Conduct contained in the FSA Handbook of Rules and Guidance (“MAR”)

•                  Criminal Justice Act 1993 (“CJA”)

The policies and procedures also take into account Principle 5 of the FSA’s Principles for Businesses (observance of proper standards of market conduct). Principle 5 is broader in scope than the Insider Dealing and Market Abuse regime and applies to anything done by FIL in the course of a regulated activity as defined for the purposes of FSMA.

This Policy supplements the Code of Ethics, which applies to all FIL employees. All affected employees must ensure they are familiar with their obligations under the Code of Ethics and this Policy at all times.

2.             DEFINITIONS

2.1           Price Sensitive Information (“PSI”)

One of the key concepts in both the CJA and the FSMA is “inside information” or, as it is often described, “price sensitive information”. In summary:

CJA

The CJA creates three offences of insider dealing in relation to “inside information” (see Appendix B for more detail).

Inside information is information which:

•                  is specific or precise; and

•                  relates to a particular security or to a particular issuer or issuers and not to securities or issuers generally, and

•                  has not been made public; and

•                  if it were made public would be likely to have a significant effect on the price of any securities.

Please note that a wide range of information may be considered to relate to a particular security or issuer for these purposes. For example, information regarding Company A may relate to the listed securities of Company B which is a supplier or competitor of Company A.

Anything outside the normal range of price movements for shares in the relevant sector may be regarded as “likely to have a significant effect on the price of any securities”. There are no particular percentage levels, or absolute monetary amounts, above which price movements must be treated as significant and below which they can be treated as insignificant. Employees must consult the London Investments Legal Team and/or London Investment Compliance if they are in any doubt as to whether information constitutes PSI.

FSMA

The market abuse prohibitions are contained in Part VIII of the FSMA. The existing prohibitions were amended by the Market Abuse Directive (“MAD”), which was implemented in the UK on 1 July 2005. The market abuse prohibitions are couched in very general language and are amplified by MAR.

Section 118 of FSMA defines market abuse as behaviour (whether by one person alone or two or more persons jointly or in concert) which:

•                  occurs in relation to qualifying investments admitted to trading on a prescribed market (or in respect of which a request for admission to trading has been made) or, in the case of the first and second type of behaviours, investments which are related to investments in relation to such qualifying investments; and

•                  falls within any one or more of certain types of behaviour that, broadly speaking, is in relation to “inside information”.

Inside information (in relation to qualifying investments or related investments which are not commodity derivatives) is information which:

•                  is of a precise nature; and

•                  is not generally available, and

•                  relates directly or indirectly to one or more issuers of the qualifying investments or to one or more of the qualifying investments; and

•                  would, if generally available, be likely to have a significant effect on the price of the qualifying investments or the price of related investments.

Anything outside the normal range of price movements for shares in the relevant sector may be regarded as “likely to have a significant effect on the price of any securities”. There are no particular percentage levels, or absolute monetary amounts, above which price movements must be treated as significant and below which they can be treated as insignificant. Employees must consult London Investments Legal Team or London Investment Compliance if they are in any doubt as to whether information constitutes PSI.

Inside information in relation to commodity derivatives is information which:

•                  is of a precise nature; and

•                  is not generally available, and

•                  relates directly or indirectly to one or more such derivatives; and

•                  users of markets on which the derivatives are traded would expect to receive in accordance with any accepted market practices on those markets.

References to “price sensitive information” or “PSI” in this Policy means information which constitutes inside information for the purposes of either the CJA or the FSMA, as described above.

2.2           Other Definitions

“Corporate Finance Group”

London Investment Compliance, London Investments Legal Team, Director of Corporate Finance, Executive Director Capital Markets and Director of Corporate Governance Research, (see Appendix A for contacts). Where specified, the Corporate Finance Group also includes FMR UK and PYR - UK contacts.

“Corporate Portfolio Group” the group within FIL which manages FIL’s corporate portfolio investments (as distinct from the assets of FIL’ s clients).

“EIT”

Edinburgh Investment Trust plc, with which Fidelity Investments International has entered into an agreement to provide investment management and secretarial services.

“European Investment Group”

All European based FIL, FMR UK and PYR - UK employees, including investment managers of FIL investment funds, other than the Corporate Finance Group, the Corporate Portfolio Group and the London Dealing Desk.

“Exempt Offshore Fund Managers”

Certain individuals who are responsible for providing investment management and other advisory services to clients from FIL’s premises in London and whose primary responsibility relates to offshore markets, who satisfy certain criteria and whose names are included in a list maintained by London Investment Compliance. Please note that the individuals on this list may change from time to time.

“FIL”

The Fidelity International Group of companies.

“Fixed Income Group”

All FIL, FMR UK and PYR - UK fixed income analysts, fixed income portfolio managers, traders, their assistants and support staff and any other persons as deemed necessary by the Corporate Finance Group.

“FMR”

FMR LLC, and its affiliates in the U.S.

“FMR UK”

A UK subsidiary of FMR LLC.

“Investment Committee”

Key members of FIL’s senior management who are responsible for day-to-day trading decisions in relation to FIL’s corporate portfolio investments.

“London Dealing Desk”

London equity dealers, dealing support staff and Head of Trading.

 “Prescribed Markets”

For the reasons set out in Appendix B, “Prescribed Markets” include (i) all markets established under the rules of a UK recognised investment exchange (including EDX London, ICE Futures, LIFFE, LSE, NYMEX, LME, virt-x), (ii) OFEX, (iii) all other EEA regulated markets, and (iv) all other EEA investment exchanges, NASDAQ and SWX Swiss Exchange.

“Real Estate Group”

Means Fidelity International Real Estate Fund: Fidelity Fund Management Limited has been appointed as investment advisor to the Real Estate Group which is a Luxembourg domiciled umbrella vehicle for a series of funds investing in real estate. The group is London based team and established to deal with FIL’ s investments in UK and European real estate. As of date of this Policy the group’s senior members are those listed on Appendix A.

“Pyramis”

Pyramis Global Advisers.

“PYR - UK”

A UK subsidiary of Pyramis.

“Relevant Securities”

For the reasons set out in Appendix B, “Relevant Securities” include “qualifying investments” traded on “Prescribed Markets” (as defined above). Qualifying investments include transferable securities including shares, debt securities and any other securities giving the right to acquire or sell such transferable securities such as warrants or depositary receipts or giving a right to cash settlement, units in collective investment undertakings, money market instruments, financial futures contracts including equivalent cash settled instruments, forward interest-rate agreements, interest rate, currency and equity swaps, options, commodity derivatives and any other instrument admitted to trading on a regulated market in the EEA or any related investments (being an investment whose price or value depends on the price or value of the qualifying investment).

“Senior Management Group”

The UK based senior managers at FIL who are responsible for running the company and shall include the Investment Committee Members (whose members change from time to time), as more particularly described on Appendix A.

“the UK Company Secretarial Team”

Certain individuals who are responsible for providing company secretarial and other advisory services to EIT or other individuals employed by FIL who may receive PSI in relation to EIT in the course of their employment and whose names are included in a list maintained by London Investment Compliance. Please note that the individuals on this list may change from time to time.

“Venture Capital Groups”

The London based venture capital groups established by FIL and FMR respectively.

3.	POLICIES

3.1	Fidelity’s treatment of PSI must be controlled and prudent with regard to both compliance with the Insider Dealing and Market Abuse regime and to minimising reputational risk.

3.2

In the overwhelming majority of instances PSI will be received from third parties, but exceptionally PSI may arise from within FIL (or FMR UK or PYR - UK) itself (see Appendix C). It is the responsibility of the Corporate Finance Group to remain alert to situations where this may apply.

3.3

The preferred point of entry for all PSI into FIL (or FMR UK or PYR - UK) is either the Director of Corporate Finance or other members of the Corporate Finance Group (or, in the case of FMR UK and PYR – UK, relevant contacts) (see Appendix A for contacts). However certain approved portfolio managers may receive PSI directly as described in 4.2 a).

3.4	Information (including information received by FMR UK or PYR - UK) will be categorised by the Director of Corporate Finance or other members of the Corporate Finance Group in one of 4 ways:

Category 1

Information that does not constitute PSI. This category is used only to track the trading in a security. This category may also be used to track or restrict trading in relation to other non-PSI information.

Category 2

PSI received and known solely by any member of the Corporate Finance Group(including FMR UK and PYR - UK relevant contacts) or the Senior Management Group;

• all trading in Relevant Securities can continue.

Category 3

PSI received by any member of the Corporate Finance Group (including FMR UK and PYR - UK relevant contacts) and disseminated to any one or more of the European Investment Group (including FMR UK and PYR - UK employees) but not to the London Dealing Desk. This includes PSI which has been received directly by any member of the European Investment Group (see 4.1.1 b);

•      once a member of the European Investment Group (including FMR UK and PYR - UK employees) is in receipt of PSI the entire European Investment Group (including FMR UK and PYR - UK employees) are deemed to be in receipt of PSI, except as provided in sections 4.4 and 4.5.

•      all trading initiated by European Investment Group (including FMR UK and PYR - UK employees) is prohibited although London Dealing Desk can execute trades originating from managers that are not part of the European Investment Group (i.e. US and Asia-based fund managers). FMR accounts managed by members of the European Investment Group, FMR UK and PYR - UK managers are similarly prohibited.

Category 4

PSI received as in Category 3 but additionally or separately disseminated or deemed to have been disseminated to the London Dealing Desk and/or to non-European Investment Group managers.

•      all trading in Relevant Securities prohibited.

For the purposes of clarity, one Chinese Wall has been created around the Corporate Finance Group (including the equivalent group at FMR UK and at PYR - UK and the Senior Management Group (Category 2), and another around the Corporate Finance Group and the European Investment Group (including FMR UK and PYR - UK employees) (Category 3).

Special Category EIT Information

The members of the UK Company Secretarial Team form, for the purposes of these policies and procedures, a special restricted group in relation to any PSI that they may receive in the course of their company secretarial, advisory or other functions. Members of the UK Company Secretarial Team are not permitted to play any part in decisions on trading shares in EIT or to disclose any of this PSI to anyone outside the team without prior discussion with and approval by the Corporate Finance Group.

FIL’s corporate portfolio may include EIT shares, if a member of the UK Company Secretarial Team is a member of the Investment Committee, that member is required to recuse himself/ herself from all discussions and trading decisions by the Investment Committee in relation to EIT shares (and related instruments) and ensure that any information regarding EIT is not disclosed to the Investment Committee.

For the purposes of these policies and procedures, PSI relating only to EIT and received and held within the UK Company Secretarial Team in the course of its company secretarial and advisory functions is treated as Category 2 information.

Special Category Senior Management Information

Each member of the Senior Management Group shall form, for the purposes of these policies and procedures, a special restricted group in relation to any PSI that a member may receive in the course of his or her work, whether as a member of senior management, head of the Real Estate Group, a member of an internal FIL Board or otherwise (“SM PSI”). No member of the Senior Management Group is permitted to play any part in decisions on trading any share in relation to which he or she has SM PSI or to disclose any of such SM PSI to anyone, however such member should disclose the SM PSI to the Corporate Finance Group, which will determine how to treat the SM PSI.

Those members of the Senior Management Group who are members of the Investment Committee, must recuse themselves from all discussions and trading decisions by the Investment Committee in relation to the shares about which the SM PSI relates (and related instruments) and should ensure that such SM PSI is not disclosed to any other member of the Investment Committee. In addition, if any member of the Senior Management Group approves the investment decisions of the Real Estate Group, that member must recuse himself from all discussions and trading decisions related to such investments (and related instruments) if sitting on the Investment Committee.

If any person ceases to be a member of (i) the UK Company Secretarial Team (and/or moves teams internally) or (ii) of the Senior Management Group, that person will be required to continue to comply with these requirements for a period of 3 months, or such longer period as may be required by London Investment Compliance.

For the purposes of these policies and procedures, SM PSI is treated as Category 2 information.

3.5         Prescriptive procedures cannot cover all PSI scenarios. Many situations will require the use of judgement by the Corporate Finance Group and exceptionally by either the Chief Administrative Officer, one of the Chief Investment Officers, the Head of Global Investment Compliance or the Head of Global Oversight.

3.6         These policies and procedures apply to all trading in Relevant Securities through the London Dealing Desk. This position is taken on the reasonable assumption, tested with external counsel, that the European markets in which the London employees of the European Investment Group (including FMR UK and PYR - UK employees) operate are subject to no more onerous a regime than that currently existing in the UK Insider Dealing and Market Abuse regime. Local legal advice may be required in certain circumstances.

3.7         The European Investment Group should be familiar with these policies and procedures which must be followed in addition to any obligations under Fidelity’s Code of Ethics.

3.8         The setting, application and communication of policy are the responsibility of the Corporate Finance Group. The Corporate Finance Group is ultimately responsible to the Chief Administrative Officer and the Chief Investment Officers.

4.	PROCEDURES

4.1	Corporate Finance Group

4.1.1	Corporate Finance Group Responsibilities

a)

As soon as a member of the Corporate Finance Group (including FMR UK and PYR - UK relevant contacts) comes into possession of PSI in relation to one or more securities which the Corporate Finance Group deem to be Relevant Securities, they should at the earliest opportunity make an appropriate entry in the Restricted Securities List (excel spreadsheet maintained under password control) detailing the nature of the information and the extent of dissemination. At the same time an email is sent to the Risk Shell Group (which consists of the Bermuda Investment Compliance team, the London Dealing Desk and the Fixed Income Group) to set up a risk shell on the trading system (see 4.1.2 below). Every evening the Fixed Income Group will be sent an e-mail by the Corporate Finance Group (or, in the case of FMR UK and/or PYR - UK, the relevant contacts) containing a list of all companies in respect of which risk shells are outstanding.

b)

In certain circumstances employees in the European Investment Group and other portfolio managers and/or analysts (including FMR UK and PYR - UK managers and/or analysts) might receive PSI prior to or simultaneously with receipt by the Corporate Finance Group. As stated in section 3.4 above, other than in exceptional circumstances once a member of the European Investment Group (including FMR UK and PYR - UK employees) is in receipt of PSI the entire European Investment Group (including FMR UK and PYR - UK employees) are deemed to be in receipt of PSI. Any individuals who have received PSI are required to inform the Corporate Finance Group immediately. As soon as the Corporate Finance Group (or, in the case of FMR UK and PYR - UK, the equivalent groups) becomes aware that the European Investment Group (including relevant FMR UK and PYR - UK employees) are in receipt of PSI an appropriate entry is made in the Restricted Securities List and a Risk Shell is set up (see section 4.1.1 a) above).

c)

Members of the Corporate Finance Group (or, in the case of FMR UK and PYR – UK, relevant contacts) are not authorised to commit the European Investment Group (including FMR UK and PYR - UK employees) to any specific course of action without the authorisation of the relevant portfolio managers. Members of the Corporate Finance Group will normally only share PSI with members of the European Investment Group when there is a need for the European Investment

Group to provide definitive feedback on the matter under discussion. For companies with a market capitalisation of $50bn or more, the Corporate Finance Group will only share PSI with members of the European Investment Group with the prior approval of either the Chief Investment Officer FIL or the Head(s) of European & UK Equities. If the Corporate Finance Group passes on PSI, then, in order that analysts can comply with 4.2.e), the Corporate Finance Group will always inform the relevant analysts that a risk shell has been set up and that the analysts shall not publish any research report or communicate any opinions on the relevant security to anyone outside of the European Investment Group until such time as the relevant PSI is in the public domain or is no longer applicable.

d)    Members of the Corporate Finance Group (and in the equivalent groups in the case of FMR UK and PYR - UK) will periodically review the Restricted Securities List to ensure its accuracy. The Corporate Finance Group is responsible for ensuring that the Restricted Securities List and the associated risk shells are maintained and fully up to date.

e)     If any PSI relates to securities held in portfolios managed by non-European Investment Group managers and the Corporate Finance Group deems it appropriate to impart the information to such managers, the Corporate Finance Group should where possible route all such information via Nate Van Duzer, Andy Boyd, Henry Mulloy or Larry Brindisi (together “the US team”) or the Local Compliance Officer for Asia-based fund managers. The US team / Local Compliance Officers will determine, in accordance with their own regulations, whether and how such information should be passed on.

f)     In instances where a member of the European Investment Group (including an FMR UK or PYR - UK employee) is in possession of PSI and there is a need to assemble a specific order or instruction for the security in question (e.g. demand for a primary placing prior to announcement or willingness to underwrite an issue) then the Corporate Finance Group will liaise with the London Dealing Desk at an early opportunity.

N.B. when the London Dealing Desk is in receipt of PSI no dealing can occur in Relevant Securities.

g)    If a member of the Corporate Finance Group (or, in the case of FMR UK or PYR – UK, relevant contacts) identifies an apparent conflict of interest between their obligations under this Policy and other duties, this should be disclosed in the first instance to the other members of the group. In exceptional circumstances, resolution should be sought from a member of the Senior Management Group and/or the Head of Global Oversight and/or the Head of Global Investment Compliance.

4.1.2                             Risk shells, Restricted Security List

Risk shells refer to warning flags on the EOMS trading system. Risk shells relating to PSI may only be set up by the Corporate Finance Group. When a risk shell is set up for a particular security all related investments (including investments whose price or value depends on the price or value of the security, such as ADRs, GDRs, preference shares, convertible bonds, etc.) will also be covered.

The Restricted Securities List is a password protected Excel spreadsheet maintained and is only accessible by the Corporate Finance Group (or, in the case of FMR UK or PYR – UK, relevant contacts). However, the Restricted Securities List is sent to the relevant Fixed Income trader to ensure that any related debt that has not been identified by the Corporate Finance Group is not traded.

4.2                                      European Investment Group

a)     Members of the European Investment Group (including FMR UK and PYR - UK employees) are prohibited from directly accepting PSI from third parties without pre-clearance from the Corporate Finance Group (or, in the case of FMR UK and PYR – UK, the relevant contacts). Only portfolio managers “designated” by the CIO (or, in the case of FMR UK and PYR - UK portfolio managers, relevant FMR UK and PYR - UK contacts) may receive PSI without prior approval. The complete list of such managers is kept by the Director of Corporate Finance. In instances where a portfolio manager or an analyst inadvertently receives PSI directly from a third party without approval from a member of the Corporate Finance Group, they should immediately notify a member of the Corporate Finance Group and complete and return a Notification Form to London Investment Compliance as set out in Appendix D.

b)    If a member of the European Investment Group thinks that there is a possibility of them being given PSI, they should where possible inform a member of the Corporate Finance Group / London Investment Compliance in advance. Where possible a member of the Corporate Finance Group will attend the meeting in question or listen in on the relevant conversation and make a file note.

c)     Notwithstanding the above, if a member of the European Investment Group believes that they may have been given PSI, they should immediately inform a member of the Corporate Finance Group. As an alternative to treating the information in question as Category 3 or Category 4 PSI, it may be possible in exceptional circumstances and subject to the appropriate restrictions, to ring-fence particular member(s) of the European Investment Group. Any decision of this nature will only be taken after consultation between the Corporate Finance Group and either the Chief Investment Officer FIL, the Head(s) of UK and European Equities or the Chief Operating Officer.

d)    In those instances where there is a possibility that one or more members of the European Investment Group may be in the possession of PSI which has arisen from within FIL as described in section3.2, the Corporate Finance Group will liaise with either the Chief Investment Officer FIL, the Head(s) of UK and European Equities or the Chief Operating Officer to determine the appropriate course of action. As an alternative to treating the information in question as Category 3 or Category 4 PSI, it may be possible in exceptional circumstances and subject to the appropriate restrictions, to ring-fence particular member(s) of the European Investment Group.

e)     Analysts must not publish any research or update any investment recommendations on a security whilst the European Investment Group is in possession of any PSI relating to that security. They must also avoid expressing any view on the security in question to anyone outside of the European Investment Group, FMR UK and PYR - UK employees. In order that analysts can comply with this requirement, the Corporate Finance Group will always inform the relevant analyst when a category 3 or 4 risk shell has been set up and that the analyst should not publish any research report or communicate any opinions on the above security to anyone outside of the European Investment Group until such time that the relevant PSI is in the public domain or is no longer applicable.

4.3                                     London Dealing Desk

4.3.1                           Non-European Investment Group Portfolio Managers

Securities traded on the London Dealing Desk will often be held by a combination of UK and non-UK managers. In situations where only the European Investment Group is in receipt of PSI, the general rule is that non-European Investment Group managers are free to trade whether through the London Dealing Desk or otherwise. Please note that FMR UK and PYR - UK managers are regarded as European Investment Group managers.

4.3.2                           Trading Desk – Existing Orders

If and when a risk shell is set up, the Dealing Desk will immediately instruct the relevant broker(s) to cease trading in the relevant security, subject to the exceptions set out in this Policy, and to print only that portion of the order that has already been executed. The remaining order is to be taken off the trading system. The Dealing Desk will seek consent from the Director of the Corporate Finance Group before any further trading takes place in the relevant security.

4.3.3                           Trading Desk - PSI relating to Placings of Existing Shares and Fundraisings

Under no circumstances will the London Dealing Desk knowingly receive PSI from third parties.

Placings of existing shares: PSI relating to significant placings of existing shares should in the first instance be communicated to the Executive Director, Capital Markets or the Director of the Corporate Finance Group, who will then follow the procedures set out in section 4.1.

Fundraisings (issues of new shares): all offerings of new shares by listed companies will generally be regarded as PSI. Initial Public Offerings (IPOs) will generally not be considered PSI unless the company being IPOed is a material subsidiary of a listed company and the listing is not in the public domain. Fundraisings should in the first instance be communicated to the

Executive Director, Capital Markets or the Director of the Corporate Finance Group, who will then follow the procedures as set out in section 4.1.

If the London Dealing Desk is unsure how to categorise information it should consult the Corporate Finance Group. Preventative measures should also be taken to caution brokers not to transfer PSI directly to the London Dealing Desk. In certain circumstances information regarding secondary trades may constitute PSI, for example:

•      Information received from directors of companies involved in the larger offerings (typically >10%) at deep discounts

•      Significant sales (typically >5%) by founder shareholders/directors.

Other than in exceptional circumstances, all brokers are required to direct non-PSI secondary trading information to the London Dealing Desk whereas information regarding significant placings and fundraisings should always be directed to the Executive Director, Capital Markets or the Corporate Finance Group.

4.3.4                             Trading Desk - Interfunds

Although interfunds do not pass through the market, no interfunds in restricted stocks other than Categories 1 and 2 may be processed in the interest of fair pricing between clients.

4.3.5                             In-specie Transfers

All in-specie transfer lists must be cross checked against the Restricted Security List. The inclusion or exclusion of restricted stocks on in specie lists will be determined by London Investment Compliance to ensure fair treatment of the client.

4.4                                      Fixed Income Group

It may be possible to create a Chinese Wall separating the Fixed Income and Equity areas but this is something that will be looked at in next few months.

4.5                                      Real Estate Group

It is possible to create a “Chinese Wall” separating the Real Estate Group from the European Investment Group without physically separating the group, provided the following procedures are followed:

(i)            generally, PSI is received only upon signing a Confidentiality Agreement or Non-Disclosure Agreement (“NDA”). The London Investments Legal Team and/or London Investment Compliance must review each NDA. In the absence of such an NDA request from the supplier of the information an internal equivalent will be created for Real Estate Group to sign;

(ii)           robust security procedures are maintained, e.g. appropriate system access controls, secure physical filing, clean desk policy, privacy screens, etc;

(iii)          members of the Real Estate Group undergo adequate PSI training; and

(iv)          the Real Estate Group has access to a separate and secure area where meetings and calls in which PSI is discussed can be held and made.

Where PSI is received in the Real Estate Group, the Director of the Corporate Finance Group and London Investment Compliance should be informed immediately and they should consider whether there are any related equities or fixed income instruments in issue and/or held by FIL. Provided that there has been no disclosure of PSI between the members of the Real Estate Group and European Investment Group (or that any individuals to whom disclosure has been made have, if necessary, been taken over the Wall), trading can continue.

4.6                                      Treatment of Staff who join FIL and are in receipt of PSI

In cases where a new member of staff joins FIL (a “New Employee”)and has PSI relating to previous employment, London Investment Compliance will meet the New Employee promptly (within the first two days or his or her employment) in order to find out what PSI the New Employee may know and will list the relevant PSI. If the nature of the PSI warrants further analysis, London Investment Compliance should, where possible, confirm the extent of the PSI with the previous employer. The Director of the Corporate Finance Group and London Investment Compliance should consider whether there are any related equities or fixed income instruments in issue and/or held by FIL. A New Employee will be automatically subject to a three month ‘cooling off, period (starting from the date on which his or her previous employment ended) during which the New Employee will be prohibited from initiating or carrying out any trading in or publishing any research on any securities in relation to which he or she has or had any PSI. New Employees will be monitored to ensure that they do not disclose any PSI to their colleagues at FIL. London Investment Compliance has discretion regarding how best to deal with each situation and the three month period may be shortened or lengthened, or additional procedures put into effect, according to the particular circumstances.

N.B. when the London Dealing Desk is in receipt of PSI no dealing can occur in Relevant Securities.

APPENDIX A

CONTACTS

PLEASE NOTE THAT THE CONTACTS IN THIS APPENDIX MAY BE UPDATED FROM TIME TO TIME BY THE LONDON INVESTMENTS LEGAL TEAM AND/OR LONDON INVESTMENT COMPLIANCE.(3)

Chief Investment Officer FIL

Michael Gordon (8 727 4202)

Chief Administrative Officer

Simon Jeffreys (8 723 7879)

Chief Investment Officer – European Equities

Nicky Richards (8 727 4223)

Head of UK and European Equities

Angus Bogle (8 727 4321)

Head of Global Oversight

Ann Stock (8 724 7563)

Head of Global Investment Compliance

Lori Blackwood (8 727 4568)

Director of Corporate Finance

Trelawny Williams (8 727 4873)

Executive Director, Capital Markets

Greg Bennett (8727 4622)

Chief Operating Officer

Simon Haslam (8723 7436)

Director Corporate Governance

Don Cassidy (8727 4925)

(3)   It is useful to refer to “The Source” for updated telephone numbers and titles of the persons listed in this Appendix A.

London Investment Compliance

Charles Jones (8 727 4962)

Email: FIL – London Investment Compliance

London Investments Legal Team

Sarah Haycock (8 727 4314) (Maternity leave from 6/07)

Margaret Rowe (8 727 5228 to 1/08)

Email: FIL – Legal Investments

US team

Nate Van Duzer, FMR Legal (8 392 8129)

Andrew Boyd, FMR Legal (8 563 5144)

Henry Mulloy, Senior Manager, Global Investment Oversight (8 881 2601)

Larry Brindisi, FMR Compliance (8 563 6173)

PYR-UK

Marc Harris (8 728 4756)

Greg Pusch (8 563 7771)

Jennifer Suellentrop (8 392 0673)

Real Estate Group

Neil Cable (8 727 4311)

John Redmond (8 727 4837)

Matthew Richardson (8 727 4471)

Keith Sutton (8 727 4820)

Alison Puhar (8 727 4837)

Corporate Portfolio Group

Simon Haslam (8 723 7436

Simon Jeffreys (8 723 7879)

Jed Wrigley (8 727 4833)

Senior Management Group

Each member of the Investment Committee (as such membership changes from time to time).

Barry Bateman (8 723 7100)

Nicky Richards (8 727 4223)

Angus Bogle (8 727 4321)

Michael Gordon (8 727 4202)

Andrew D. Wells (8 777 9843)

APPENDIX B

Insider Dealing

Insider dealing offences are contained in Part V of the Criminal Justice Act 1993 (“CJA”). The CJA is in addition to the market abuse regime, described below. Please note that behaviour that does not fall within the insider dealing provisions of the CJA may well fall within the market abuse regime.

Please note that if the CJA does not apply, local regulations of another jurisdiction where the behaviour takes place or has effects or where the relevant securities are listed may also be relevant.

Insider dealing offences

Section 52 of the CJA creates three offences of insider dealing. An individual who has information as an insider commits an offence if:

•                  he deals in price-affected securities in circumstances where the dealing occurs on a regulated market or he is acting as, or relies on, a professional intermediary;

•                  he encourages another person to deal in securities that are price-affected (whether or not the other person knows this) knowing or having reasonable cause to believe that the dealing would occur in the circumstances mentioned above; or

•                  he discloses the information, otherwise than in the proper performance of the functions of his office, employment or profession, to another person.

A number of defined terms are crucial to an understanding of these offences.

Meaning of inside information under the CJA

One of the key defined terms is “inside information”. This is information which:

•                  is specific or precise; and

•                  relates to a particular security or to a particular issuer or issuers and not to securities or issuers generally, and

•                  has not been made public; and

•                  if it were made public would be likely to have a significant effect on the price of any securities.

Scope: meaning of securities and markets under the CJA

The provisions of the CJA apply to securities which (a) fall into any of the categories described in Schedule 2 to the CJA (broadly, shares, debt securities, warrants, depositary receipts, options, futures and contracts for differences) and (b) satisfy conditions set out in the Insider Dealing (Securities and Regulated Markets) Order 1994, as amended. The main condition is that the securities are officially listed in a state within the EEA or admitted to dealing on a “regulated market” (including all EEA and certain other stock exchanges and, in the UK, LIFFE and virt-x).

Defences

There are various defences to the insider dealing offences.

Territorial scope

The insider dealing legislation applies if the prohibited behaviour either takes place in the UK or has effects there. An individual can therefore commit the dealing offence if either (a) he is within the UK at the time when he is alleged to have done any act constituting or forming part of the dealing, or (b) the regulated market on which the dealing is alleged to have occurred is one which is regulated in the UK, or (c) where a professional intermediary is involved, the professional intermediary is in the UK at the time when the intermediary is alleged to have done anything by means of which the offence is alleged to have been committed.

Market Abuse

The market abuse provisions are contained in Part VIII of the Financial Services and Markets Act 2000 (“FSMA”). A number of significant changes were made to these provisions as part of the UK’s implementation of the Market Abuse Directive (“MAD”) on 1 July 2005.

MAD applies in similar (although not the same) form across the European Economic Area (“EEA”). Please note that where trading on an EEA regulated market is conducted from the UK, the market abuse regimes of both the UK and the other EEA jurisdiction will apply.

Please note that if the UK market abuse regime does not apply, local regulations of another jurisdiction, including the EEA, where the behaviour takes place or has effects may also be relevant.

Types of market abuse

Section 118 of the FSMA defines market abuse as behaviour (i.e. including action and inaction) whether by one person alone or two or more persons jointly which:

•                  occurs in relation to qualifying investments admitted to trading on a prescribed market (or in respect of which a request for admission to trading has been made) or, in the case of the first and second type of behaviours, investments which are related to investments in relation to such qualifying investments (being an investment whose price or value depends on the price or value of the qualifying investment); and

•                  falls within any one or more of certain types of behaviour.

There are seven types of market abuse identified in the FSMA; the types marked * are required by MAD. It is also market abuse to take or refrain from taking any action that requires or encourages another person to engage in market abuse.

*1.                               Insider dealing: where an insider deals, or attempts to deal, in a qualifying investment or related investment on the basis of inside information relating to the investment in question.

*2.                               Improper disclosure: where an insider discloses inside information to another person otherwise than in the proper course of the exercise of his employment, profession or duties.

3.                                      Misuse of information: where the behaviour is based on information which is not generally available to those using the market but which, if available to a regular user of the market, would be or would be likely to be regarded by him as relevant when deciding the terms on which transactions in qualifying investments should be effected and is likely to be regarded by a regular user of the market as a failure on the part of the person concerned to observe the standard of behaviour reasonably expected of a person in his position in relation to the market.

*4.                                    Manipulating transactions: where the behaviour consists of effecting transactions or orders to trade (otherwise than for legitimate reasons and in conformity with accepted market practices on the relevant market) which (a) give or are likely to give a false or misleading impression as to the supply of or demand for or as to the price of one or more qualifying investments, or (b) secure the price of one or more such investments at an abnormal or artificial level.

*5.                                    Manipulating devices: where the behaviour consists of effecting transactions or orders to trade which employ fictitious devices or any other form of deception or contrivance.

*6.                                    Misleading dissemination: where the behaviour consists of the dissemination of information by any means which gives or is likely to give a false or misleading impression as to a qualifying investment by a person who knew or could reasonably be expected to have known that the information was false or misleading.

7.                                      Misleading impression or distortion: where the behaviour (a) is likely to give a regular user of the market a false or misleading impression as to the supply of, demand for or price or value of qualifying investments, or (b) would be or would be likely to be regarded by a regular user of the market as behaviour that would distort or would be likely to distort the market in such an investment, and (c) the behaviour is likely to be regarded by a regular user of the market as a failure on the part of the person concerned to observe the standard of behaviour reasonably expected of a person in his position in relation to the market.

Meaning of inside information under the FSMA

Inside information (in relation to qualifying investments or related investments which are not commodity derivatives) is information which:

•                  is of a precise nature; and

•                  is not generally available, and

•                  relates directly or indirectly to one or more issuers of the qualifying investments or to one or more of the qualifying investments; and

•                  would, if generally available, be likely to have a significant effect on the price of the qualifying investments or the price of related investments.

Inside information in relation to commodity derivatives is information which:

•                  is of a precise nature; and

•                  is not generally available, and

•                  relates directly or indirectly to one or more such derivatives; and

•                  users of markets on which the derivatives are traded would expect to receive in accordance with any accepted market practices on those markets.

Scope: meaning of qualifying investments and prescribed markets under the FSMA

The market abuse regime applies to behaviour in relation to “qualifying investments” which are traded on “prescribed markets” (or in respect of which a request for admission to trading has been made) or, in the case of the first and second type of behaviours, investments which are related to investments in relation to such qualifying investments. An investment is “related to” a qualifying investment if its price or value depends on the price or value of the qualifying investment. The scope of “prescribed markets” and “qualifying investments” is determined by Treasury Order. The FSMA (Prescribed Markets and Qualifying Investments) Order 2001, as amended prescribes (i) all markets established under the rules of a UK recognised investment exchange (i.e. those exchanges recognised under s289(1) of FSMA, including EDX London, ICE Futures, LIFFE, LSE, NYMEX, LME and virt-x), (ii) OFEX and (iii) all other EEA regulated markets. The Order also prescribes for the purposes of the market abuse regime, all investments of a kind specified in article 1(3) of the Market Abuse Directive (broadly, transferable securities, units in collective investment undertakings, money market instruments, financial futures contracts including equivalent cash settled instruments, forward interest-rate agreements, interest rate, currency and equity swaps, options, commodity derivatives and any other instrument admitted to trading on a regulated market in the EEA).

Territorial scope

The market abuse regime is not limited to conduct in the UK. This is because the regime applies if the prohibited behaviour either takes place in the UK or is in relation to qualifying investments admitted to trading on a prescribed market, including EEA regulated markets (or in respect of which a request for admission to trading has been made) or, in the case of the first and second type of behaviours, investments which are related to investments in relation to such qualifying investments.

APPENDIX C

Insider Trading and Market Abuse
Working Scenarios

1)                                     Views and Dealing Intentions of Individual Fund Managers

Scenario 1: Views of individual fund manager

Provided the views are formed on the basis only of information that can be obtained by research or analysis conducted by users of the market, and therefore regarded as “generally available” for the purposes of MAR, the views will not be regarded as PSI even when they are not disclosed to anyone outside Fidelity.

Scenario 2: Individual fund manager’s specific dealing intentions (not as a result of client orders)

Voting decisions taken by the fund manager holding the shares in question are subject to the ultimate authority of the Chief Information Officer.

It is possible that information that a fund manager has placed a significant order or has decided to do so in the future or at a specific future time, whether as a result of a client order or not, may constitute PSI.

However, it is necessary to consider the “safe harbours” provided by MAR. MAR 1.3.6C states that “a person will form an intention to buy or sell a qualifying investment or a related investment before doing so. His carrying out of his own intention is not in itself market abuse (insider dealing)”. A note to this provision cross-refers to recital 30 of the MAD, on which it is based.

The effect of this safe harbour is that the individual fund manager will not be engaging in market abuse where he deals in possession of his own dealing intentions.

Scenario 3: Individual fund manager’s dealing intentions (as a result of client orders)

MAR 1.3.12C states that “The dutiful carrying out of, or arranging for the dutiful carrying out of, an order on behalf of another (including as portfolio manager) will not in itself amount to market abuse (insider dealing) by the person carrying out that order.” This is based on recital 18 of the MAD.

MAR 1.3.15 states that, in the opinion of the FSA, the following factors are to be taken into account in determining whether or not a person’s behaviour is dutiful execution of an order on behalf of another, and are indications that it is:

•                  whether the person has complied with the applicable provisions of MAR or their equivalents in another relevant jurisdiction;

•                  whether the person has agreed with its client that it will act in a particular way when carrying out, or arranging the carrying out of, the order;

•                  whether the person’s behaviour was with a view to facilitating or ensuring the effective carrying out of the order;

•                  the extent to which the person’s behaviour was reasonable by the proper standards of conduct of the market concerned and (if relevant) proportional to the risk undertaken by him;

•                  whether, if the relevant trading by that person is connected with a transaction entered into or to be entered into with a client (including a potential client), the trading either has no impact on the price or there has been adequate disclosure to that client that trading will take place and he has not objected to it.

The effect of this safe harbour is that the individual fund manager will not be engaging in market abuse where he “dutifully” executes an order on behalf of another (i.e. provided that any action taken by Fidelity is clearly disclosed and authorised in Fidelity’s agreements with its clients and any applicable requirements of the relevant market are complied with).

Scenario 4: Knowledge of other fund manager’s dealing intentions

Whether it will be reasonable for one fund manager to deal in the knowledge of the dealing intentions of another fund manager must be assessed in the light of the individual circumstances.

For this reason, Fidelity discourages fund managers from exchanging information (including with FMR UK and PYR - UK managers) about specific dealing intentions and from exchanging views on companies or securities which could reasonably be regarded as “telegraphing” such intentions.

Scenario 5: Working order information

Fidelity’s current arrangements for recording orders placed by fund managers with Fidelity’s dealing desk have the result that, within each dealing day, one fund manager is not able to see details of the orders placed by other fund managers. However, after the dealing day has ended fund managers do have access to information about the orders placed and executed by all fund managers during that day. Since the normal practice is for orders that have not been fully executed to remain current for the following dealing day, the effect is that, at the beginning of each dealing day, fund managers will generally be aware if a part order from one of their number remains with the dealing desk for execution to be completed. On occasion, this enables a fund manager who wishes to effect an opposite trade in the same security to effect an agency cross trade, subject to complying with any applicable exchange rule regarding exposing such cross trades to the market generally.

So long as Fidelity complies in full with any requirements of the relevant market regarding disclosure of proposed cross trades to other market participants, and the ability of other market participants to intervene in such trades, it is permissible for it to cross trades internally.

2)                                     Voting Intentions

Voting decisions taken by the fund manager holding the shares in question are subject to the ultimate authority of the Chief Investment Officer.

It is possible that information about Fidelity’s voting intentions may constitute PSI. In general, it is unlikely that Fidelity’s voting intentions will alone have such a clear influence on the probable outcome as to make them PSI, but there may be cases where this is the case, for example where the views of other shareholders are sufficiently well known to make it likely that Fidelity’s decision will in practice decide the outcome of a situation.

Individual fund managers and other FIL employees are required to speak with the Corporate Finance Group before discussing any decision on voting with other major external shareholders or receiving information from major shareholders about their views and voting intentions. This is because there is a significant risk that such activities could breach the Insider Dealing and Market Abuse regime

On occasion, dealing restrictions may have to be imposed in the interval between a decision on voting and the actual vote where the voting decision is deemed to constitute PSI.

3)                                     Investments with Opposing Interests

Where Fidelity controls two separate investments with opposing interests (e.g. where Fidelity holds significant holdings in bidder and target), it may be the case that information relating to one security will be material to the other security and the securities will be price affected securities.

Scenario 1: Where the same fund manager controls both holdings

Where the same fund manager controls both holdings, that fund manager is not precluded from dealing in the securities by knowledge of his own views, of his own dealing intentions, or his own intentions regarding acceptance of the offer. However, caution must be exercised where a bid requires shareholder approval. For example, if the fund manager intended to exercise the votes controlled by Fidelity against the bid and believed on reasonable grounds that this decision was likely to decide the outcome against approval, he must not sell shares in the target at a time when this information was not known to the market or clearly reflected market expectations without obtaining the prior approval of London Investments Legal Team and/or London Investment Compliance. This applies equally to dealings in the knowledge of acceptance intentions with regards to a takeover offer.

Scenario 2: Where different fund managers controls the holdings

Where the two holdings are controlled by different fund managers, the applicable principles will be those discussed in sections 1) and 2) above in relation to the dealing intentions of different fund managers. As a practical matter, there is likely to be a greater risk that an individual fund manager, by discussing his views with a colleague, will be regarded as having “telegraphed” his voting intentions if a decision to vote for or against a bid is the obvious corollary of a particular view about its merits from the perspective of the bidder or target (or both).

4)                                     Management or Business Policy Decisions and the Effects of Contacts with Companies and other Investors

Fidelity’s own views, even when expressed to the company concerned, will not in the normal course of events constitute PSI in the absence of a response from the company in terms that give an indication of whether, and if so how, the company is likely to change its behaviour to accommodate Fidelity’s views. A cautious view should be taken where Fidelity’s holding is large enough that Fidelity believes that the company is likely to implement the proposal or where other influential shareholders are known or believed to take the same view as Fidelity, as this will increase the likelihood that the company will modify its behaviour.

Individual fund managers and other FIL employees are required to speak with the Corporate Finance Group before discussing their views on a company’s management or business policy with other major external shareholders or receiving similar information from major shareholders about their views. This is because there is a significant risk that such activities could breach the Insider Dealing and Market Abuse regime

It should be noted that if Fidelity intends to make its view public, the decision to express a Fidelity view in situations with opposing internal interests resides with the Chief Investment Officer.

Any (i) individual view reached on a management policy or decision by a fund manager, (ii) collective view taken by Fidelity on a policy, (iii) decision to communicate that view to the Company, or (iv) communication of that view to Company, will only constitute market abuse or inside information if the situation is price sensitive and this will need to be determined on a case by case basis.

APPENDIX D

(Europe)

MEMORANDUM

STRICTLY PRIVATE & CONFIDENTIAL

To:                                                                              London Investment Compliance, Cannon Street, XLC13

From:

Subject:                                                   PRICE SENSITIVE INFORMATION NOTIFICATION

With reference to Fidelity’s Policy concerning the receipt and control of price sensitive information I am notifying you that I have received price sensitive information about the following company:

Company / companies involved:

Ticker:

PSI (briefly):

How received:

Date received :                                                                                       Time received:

Date information likely to go public:

Other European Investment Group personnel also present:

I acknowledge that as an insider I am prohibited from trading in the shares of the above company on my own account or for clients and am subject to the Policy in respect of the Treatment of Price Sensitive Information in relation to the passing of price sensitive information to anyone else without the prior approval of the Corporate Finance Group.

Signed:	Date:

For use by London Investment Compliance:

Date/time risk shell set up:	Date / time Restricted Security List updated:

BDA informed?:	Date / time information made public:

Date/time risk shell removed:

Conflicts of Interest	Policy Statement

Date: 7 November, 2007

TABLE OF CONTENTS

1	THE POLICY		3

	1.1	Policy Statement	3
	1.2	Ownership	3
	1.3	Scope of Application	3
	1.4	Purpose	3
	1.5	Exceptions and Violations Management	3
	1.6	Review and Revision of Policy	3

2	GUIDELINES		4

	2.1	Governance	4
	2.2	Principles	4
	2.3	Key Processes	4
	2.4	Monitoring	4
	2.5	Disclosure	5
	2.6	Record-keeping	5
	2.7	Training	5

3	EXAMPLES OF CONFLICTS OF INTEREST		6

2

1                                         THE POLICY

1.1                               Policy Statement

This Conflicts of Interest Policy (“Policy”) addresses the obligation of Fidelity International Limited and its subsidiaries carrying on regulated business (together “FIL”) to maintain and operate effective organisational and administrative arrangements with a view to taking all reasonable steps to prevent conflicts of interest from constituting or giving rise to a material risk of damage to the interests of its clients.

FIL owes a fiduciary duty to its clients never to put itself in a position where its own interest results in an irreconcilable conflict with its duty to its clients or where its duty to one client results in an irreconcilable conflict with its duty to another client or clients.

To that end FIL will identify, record, manage and, where required, disclose actual or potential conflicts of interests and have in place a policy relating to conflicts of interest.

FIL will share with or use for the benefit of each client all information that is relevant to their mandate, unless that information is subject to a condition of confidentiality or FIL is otherwise restricted by law, or regulation from applying such information in this way.

1.2                               Ownership

The maintenance of this Policy is owned by the Head of Bermuda Office. However, responsibility for the implementation of the Policy within their areas rests with the relevant senior management.

1.3                               Scope of Application

This Policy is applicable to, and requires implementation by, all business and support units within FIL.

1.4                               Purpose

The purpose of the Policy is to help ensure FIL’s compliance with its fiduciary responsibility to always place the interests of its clients first.

It is also a regulatory requirement in many of the jurisdictions in which FIL operates that FIL must establish, implement and maintain an effective conflicts of interest policy that is set out in writing and is appropriate to the size and organisation of FIL and the nature, scale and complexity of its business.

1.5                               Exceptions and Violations Management

Material exceptions to the Policy must be escalated to and approved by the FIL Board prior to the implementation of the exception. Non-material exceptions to the Policy must be escalated to and approved by the Head of Bermuda Office, acting on the advice of the Head of Global Oversight, prior to the implementation of the non-material exception. All non-material exceptions must be notified to the respective boards. Exceptions will only be countenanced when to apply the Policy as written would result in client detriment or a breach of law, or regulation.

All material violations of the Policy must be escalated to the FIL Board [and all other applicable Fidelity International boards of directors] which will take such further action as they deem appropriate. Non-material violations must be reported to the Head of Bermuda Office and the Head of Global Oversight.

An employee’s failure to comply with this Policy may lead to disciplinary action.

1.6                          Review and Revision of Policy

This Policy will be reviewed by the Head of Bermuda Office at least annually and revised and updated as appropriate.

3

2                                         GUIDELINES

2.1                               Governance

The Head of Bermuda Office has overall responsibility for the maintenance of this Policy. However, responsibility for the adequacy and implementation of the Policy within their respective areas of responsibility rests with senior management assisted by the Audit Committee, Internal Audit and other Global Oversight groups, as necessary or desirable.

Senior management is responsible for identifying and managing conflicts of interest in their respective areas of responsibility. To ensure they fulfil their duties, senior management should:

•                  be fully engaged in conflict identification and management;

•                  take an holistic view of conflicts risk and conflict mitigation within the full range of business activities for which they are responsible;

•                  have policies and procedures that aim to achieve a consistent treatment of conflicts of interest throughout FIL;

•                  receive management information on the extent of, and mitigation of, conflicts of interest in their business in order to assist them in controlling their business effectively;

•                  ensure that newly identified conflicts or changes to existing conflicts are promptly reported to the Head of the Bermuda Office or his delegate.

2.2                               Principles

The following principles apply to the management of conflicts of interest across FIL:

•                  client interests always come before those of FIL and its employees;

•                  FIL’s organisational and administrative structures should not incentivise behaviour that may lead to conflicts;

•                  all employees are responsible for identifying conflicts of interest to their senior management for consideration as to appropriate management actions and/or disclosure;

•                  senior management is responsible for ensuring the systems, controls and procedures are sufficient for identifying and managing any conflicts of interest.

2.3                               Key processes

FIL will:

•                  strive to maintain and operate effective organisational and administrative arrangements with a view to identifying and preventing conflicts of interest;

•                  take all reasonable steps to identify conflicts of interest between (i) itself or any employee of FIL and its clients or (ii) one client and another;

•                  prepare, maintain, and implement an effective written conflict of interest policy;

•                  provide retail clients within the European Union with a description of the Policy which may be in summary form;

•                  maintain records of the services and activities performed by it in which a conflict has arisen or may arise.

2.4                          Monitoring

To fulfil its obligations and to enable proper implementation of the Policy, FIL will establish systems to identify and monitor each type of conflict of interest and the policies and procedures used to manage it. FIL will consider whether there is an effective conflict of interest policy in place and whether the mitigating procedures are sufficiently robust to prevent the conflict from occurring.

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2.5                          Disclosure

If arrangements made to manage conflicts of interest are not sufficient to ensure, with reasonable confidence, that risks of damage to the interests of a client will be prevented, then FIL must clearly disclose the general nature and/or sources of conflicts of interest to the client before undertaking business for the client. The disclosure must be made in a durable medium and include sufficient detail, taking into account the nature of the client, to enable that client to take an informed decision with respect to the service in the context of which the conflict of interest arises.

Disclosure should not be seen as a first-line method by which FIL can manage a conflict of interest. Instead, disclosure should only be used where all reasonable steps to manage a particular conflict of interest are not sufficient to ensure, with reasonable confidence, that the risk of damage to the interests of a client will be prevented.

2.6                          Record-keeping

Appropriate records relating to conflicts of interest management must be kept for at least seven years. At a minimum, FIL should maintain the following records:

•                  Conflicts of Interest policy;

•                  Procedures or processes to manage conflicts of interest;

•                  Training material for relevant staff;

•                  Documentation of work carried out to identify and manage specific conflict situations;

•                  Management information arising from the monitoring and review of the relevant processes and procedures; and

•                  Any information on breaches of the conflicts of interest policy and remedial or disciplinary action taken.

2.7                          Training

To facilitate the identification and management of conflicts of interest across FIL, all staff should receive training on the subject. In addition, conflict awareness should form part of the induction program for new employees.

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3                                         EXAMPLES OF CONFLICTS OF INTEREST

Listed below are some circumstances which may give rise to a conflict of interest creating a material risk of damage to the interests of one or more clients and a summary description of the protections in place to minimize the risk of an actual conflict occurring:

1.              Principal Investing

FIL may invest as principal in equities, bonds and other investments in which it may also invest for clients. Information barriers are in place to ensure that proprietary investment decisions are made independently of the investment management process that supports our clients.

2.              Venture Capital

FIL may make proprietary venture capital investments in companies on a global basis. Information barriers are in place to ensure that investment decisions are made independently of the investment management and research process supporting our clients.

3.              Investing in FIL funds

FIL may make proprietary investments in Fidelity funds. In all cases, FIL will be treated in a manner that does not conflict with the interests of any other investor or would-be investor.

4.              Currencies

FIL engages in proprietary currency trading. This trading activity is carried out through the Global Treasury Office and is separated from the currency trading conducted on behalf of clients and client accounts.

5.              Use of Affiliates

When trading for clients on trading platforms in which affiliates have a financial interest or through brokers in which we may hold investments, any such dealing is conducted on an arm’s length basis and subject to our best execution and trade allocation policies.

6.              Pilot Funds

Pilot Funds are subject to a restriction in that they may not trade on a FIL research rating until one full day after the note has been issued. In the event of a shortage of liquidity, client orders are completed in full before the Pilot Fund receives any allocation.

7.              Personal account dealing

All FIL staff are subject to a Code of Ethics which places restrictions on all staff, with additional restrictions applicable to those employees with access to confidential information about the funds.

8.              Business Entertainment and Gifts

FIL lays down strict standards regarding what gifts and business entertainment are acceptable both in terms of giving and receipt of such items.

9.              Research Material

If any research analyst has an interest in a stock on which he or she is commenting, that is disclosed within the research note. In addition the FIL Code of Ethics contains specific provisions regarding research analysts to manage any possible conflicts.

The value of research obtained via soft or bundled commission arrangements is rigorously reviewed

10.       Multi-Manager

To preserve the integrity of this unit and to provide comfort that confidential information is not shared with FIL’s direct investment team, the Multi-Manager group is located in a separate building from the normal investment management group and its research and information databases are not available outside the unit.

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11.       FundsNetworkTM

In the promotion and operation of FundsNetwork FIL has a policy of not providing preferential treatment to its own funds. Similarly, while FundsNetwork receives commission and other payments/benefits from product providers this is disclosed and does not influence the choice, positioning or offering of non-FIL products.

12.       Investment in Client Securities

It is possible that a FIL fund or account will own securities issued by a client. In all cases FIL’s investment decisions will be guided by what we regard as the best interests of the relevant fund or account and its investors.

13.       Blocking Trades, Allocation and Order Priority

When carrying out client transactions FIL will combine orders where this is in the best interests of clients as a whole. If there is insufficient liquidity for either purchases or sales then a pre-formulated allocation policy attributes available liquidity [fair and equitably] across all client orders. Any FIL principal account will only be permitted to participate once all client orders are satisfied in full. The allocation process is subject to regular monitoring, internal and external audit.

14.       Interfunds

In internal agency crosses (or interfunds) FIL acts as agent for both sides of the transaction. Interfunds are subject to a fair and equitable pricing policy, and benefit from no broker commission or spread being payable. The basis upon which interfunds are conducted is set out in a formal policy, adherence to which is regularly monitored and subject to both internal and external audit.

15.       Voting

Where FIL retains the right to vote proxies on behalf of its clients, it will do so in accordance with written proxy voting policies and procedures.

16.       Property

It is possible that FIL’s property funds or property companies will be in competition with clients in similar businesses, for example when bidding for the same property. FIL will not knowingly place its own interests in conflict with the interests of clients and will always seek the best result for its property fund clients regardless of other considerations.

17.       Market Timing

FIL regards the activities of mutual fund market timers as contrary to the best interests of its funds and the funds’ long-term investors. Accordingly, FIL employs, strategies and processes designed to frustrate market timing and retain value within the funds.

18.            Management of Multiple Accounts

FIL manages the accounts of multiple clients on various terms and conditions, including different fee arrangements and investment mandates (including investment mandates involving the use of derivatives and short selling). FIL will not favour the account of one client over the account of another client to further its own interests or the interests of one client over the interests of another.

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